EXHIBIT 2.3

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF WISCONSIN

In re: CIB MARINE BANCSHARES, INC. Reorganized Debtor.	Case No. 09-33318 Chapter 11

NOTICE OF OCCURRENCE OF EFFECTIVE DATE
OF DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE that on September 16, 2009, CIB Marine Bancshares, Inc. (the “Debtor”) filed the Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 18] (the “Plan”)1 in the United States Bankruptcy Court for the Eastern District of Wisconsin (the “Bankruptcy Court”).
PLEASE TAKE FURTHER NOTE that on October 28, 2009, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law and Order (i) Approving the Debtor’s (a) Disclosure Statement Pursuant to Sections 1125 and 1126(b) of the Bankruptcy Code, (b) Solicitation of Votes and Voting Procedures, and (c) Forms of Ballots and (ii) Confirming Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 117] (the “Confirmation Order”).

PLEASE TAKE FURTHER NOTICE that, the Debtor has waived the condition precedent to consummation of the Plan set forth in Section 10.2(b) relating to the creation of the Creditors’ Trust.

PLEASE TAKE FURTHER NOTICE that, pursuant to Article X of the Plan, all conditions precedent to consummation of the Plan have been satisfied or waived.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on December 30, 2009.

Dated: December 31, 2009
GODFREY & KAHN, S.C.

By:	/s/ Carla O. Andres
Carla O. Andres (WI Bar No. 1020997)

Attorneys for the Debtor

GODFREY & KAHN, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
Tel: (414) 273-3500
Fax: (414) 273-5198
E-mail: candres@gklaw.com

1 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.